Exhibit 10.1

SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK

PURCHASE AGREEMENT

THIS SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 10th day of December, 2007 by and between Belvedere SoCal, a California corporation (the “Company”), and Belvedere Capital Fund II L.P. (the “Purchaser”).

RECITALS

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, the number of shares of Series A Non-Cumulative Perpetual Preferred Stock of the Company (the “Series A Non-Cumulative Perpetual Preferred Stock”) set forth opposite the Purchaser’s name on Exhibit A, on the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the premises and the mutual covenants herein contained, agree to the following:

AGREEMENT

The parties hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1. Sale and Issuance of Series A Non-Cumulative Perpetual Preferred Stock.

(a) Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing that number of shares of Series A Non-Cumulative Perpetual Preferred Stock set forth opposite the Purchaser’s name on Exhibit A, at a purchase price of $25.00 per share. The shares of Series A Non-Cumulative Perpetual Preferred Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

(b) On or before the Closing (as defined below in Section 1.2), the Company shall have authorized the sale and issuance to each Purchaser of the Shares. The Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Determination for Series A Non-Cumulative Perpetual Preferred Stock of the Company, substantially in the form of Exhibit B attached to this Agreement (the “Certificate of Determination”).

1.2. Closing; Delivery.

(a) The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 9:00 a.m., on December 10, 2007, or at such other time and place as the Company and the Purchaser shall mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by the Purchaser at the Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company.

1.3. Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Material Adverse Effect” means a material adverse effect on the business, prospects, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.4. Legends and Transfers. (a) The Shares will be issued with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS.”

(b) The Company will cooperate with the Purchaser with respect to any transfer of the Shares by the Purchaser to any other person in compliance with applicable securities laws, including issuing new certificates.

1.5. Fee. The Company will pay the Purchaser a fee of $400,000 in cash at the Closing:

1.6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:

1.7. Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

1.8. Capitalization. The authorized capital of the Company consists, immediately prior to the Closing, of:

(a) Twenty Million (20,000,000) shares of common stock, no par value per share (the “Common Stock”). All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b) Twenty Million (20,000,000) shares of Preferred Stock, 2,000,000 of which have been designated Series A Non-Cumulative Perpetual Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate of Determination and as provided by the general corporation law of the State of California.

1.9. Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

1.10. Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in Section 2.5(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws.

1.11. Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Determination, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

1.12. Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the best of the Company’s knowledge, currently threatened before any court, administrative agency, or other governmental body (nor, to the Company’s knowledge, is there any basis for any such action, suit, proceeding, arbitration, complaint, charge or investigation) (i) against the Company or any officer or director of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated by this Agreement; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

1.13. Compliance with Other Instruments. The Company is not, and has not been since its inception, in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

1.14. Disclosure. Neither this Agreement nor any other agreement or exhibit entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

2.1. Authorization. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.2. Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, in violation of applicable securities laws; provided that this representation does not limit future transfers of the Shares.

2.3. Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control.

2.4. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2.5. No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3. Conditions to the Purchaser’ Obligations at Closing. The obligations of the Purchaser to purchase the Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

3.1. Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

3.2. Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

3.3. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

3.4. Certificate of Determination. The Company shall have filed the Certificate of Determination with the Secretary of State of California on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

3.5. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4. Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1. Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing.

4.2. Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

4.3. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5. Miscellaneous.

5.1. Survival of Warranties. The representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

5.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of the Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns (including transferees of the Shares) any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3. Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

5.4. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company or Purchaser, a copy shall also be sent to Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90017-2007, Attention Steven B. Stokdyk, Esq., e-mail: steven.stokdyk@lw.com, fax: (213) 891-8763.

5.7. Transaction Fee. Upon completion of the Closing, the Company will pay a transaction fee to the Purchaser equal to 2% of the Purchase Price (as defined in Exhibit A).

5.8. Fees and Expenses. Upon completion of the Closing, the Company will pay the reasonable fees and expenses of Purchaser. The Company shall bear its own legal and other expenses with respect to this transaction and the transactions contemplated hereby.

5.9. Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement or of the Certificate of Determination, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.10. Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of a majority of the then-outstanding Shares. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon the Purchaser and each transferee of the Shares, each future holder of all such securities, and the Company.

5.11. Severability. The invalidity or unenforceability of any provision hereof or of the Certificate of Determination shall in no way affect the validity or enforceability of any other provision.

5.12. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement or the Certificate of Determination, upon any breach or default of any other party under this Agreement or the Certificate of Determination, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Certificate of Determination or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.13. Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.14. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the Central District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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IN WITNESS WHEREOF, the parties have executed this Series A Non-Cumulative Perpetual Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

BELVEDERE SOCAL

By:	/s/ Alan Lane

Name:	Alan Lane

Title:	Executive Chairman

Address:	One Maritime Plaza, Suite 825
San Francisco, CA 94111

Attention:	Chief Executive Officer

Fax:	(415) 434-9918

PURCHASER:

BELVEDERE CAPITAL FUND II L.P.
by its General Partner
BELVEDERE CAPITAL PARTNERS II LLC

By:	/s/ Alison Davis

Name:	Alison Davis

Title:	Managing Member

Address:	One Maritime Plaza, Suite 825

San Francisco, CA 94111

Attention:	Alison Davis

Fax:	(415) 434-9918

EXHIBIT A

SCHEDULE OF PURCHASERS

Name	Shares of Series A Non- Cumulative Perpetual Preferred Stock	Purchase Price
Belvedere Capital Fund II L.P.	800,000	$20,000,000.00

EXHIBIT B

FORM OF CERTIFICATE OF DETERMINATION

[See Attached]